May 7, 1997




Mr. John D. Zeglis
1 Colonial Way
Madison, NJ  07940


Dear John:

         This letter agreement (hereinafter Agreement) will establish an individual non-qualified pension arrangement (hereinafter Individual Pension)
which, subject to the terms and conditions below, will provide you with a pension payable upon your termination/retirement from the Company, in the same form as applicable to the AT&T Non-Qualified Pension Plan. As part of the Individual Pension, survivor benefits may be provided to your spouse upon your death. Moreover, subject to the terms and conditions below, related post-retirement/termination benefits (hereinafter Post-Retirement Benefits) will be provided to you (hereinafter the Individual Pension and Post-Retirement Benefits are collectively referred to as the Special Benefits).

         If you terminate your Company employment prior to your age 52, the Special Benefits provisions of this Agreement will be null and void in their entirety, provided, however, such provisions will continue to apply in the event of a termination for (i) "Disability" (as defined) or (ii) a Company initiated termination for other than "Cause" (as defined), or you terminate your Company employment for "Good Reason" (as defined) both (i) and (ii) terminations hereinafter referred to as a "Termination".

Individual Pension:

         The Individual Pension formula assumes you commenced Company employment on January 1, 1973 and utilizes the pension/retirement benefit formulas in the AT&T Management Pension Plan (AT&TMPP) and the AT&T Non-Qualified Pension Plan (AT&TNQPP), and plan amendments implemented in 1997 and thereafter provided, however, that in no event will the Individual Pension benefits be less than those Minimum Pension Schedule detailed in Appendix A:

         In addition, the Individual Pension will also provide for an Automatic Survivor Annuity. In the event of your death as an active employee, your spouse will receive 50% of your accrued Individual Pension benefit which you would have received in the event a Termination had occurred on your date of death. (Assuming the annuitant's pension was not declined.)

         In the event you do not decline the post-departure/Termination annuitant's pension, then under this Individual Pension your spouse will receive, after your death, an annuitant's pension for her lifetime. Under this provision, the benefit payable to you during your lifetime will be reduced for early retirement, if applicable (i.e., for pre-age 55 retirement), and reduced by the cost of the annuitant's pension (such annuitant's pension cost determined

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in  accordance  with the terms and  conditions of the AT&TMPP and AT&TNQP at the time of your departure or Termination). The annuitant's pension will be a percentage of your lifetime benefit, such percentage determined in accordance with the terms and conditions of the AT&TMPP and AT&TNQPP at the time of your departure/Termination.

         Moreover, in the event the value of the survivor benefits under the AT&TMPP and AT&TNQPP, as amended in 1997, exceeds the value of the Automatic Survivor Annuity or elected Survivor Annuity as described in the two prior paragraphs, such higher amounts will be payable to your survivor.

         All AT&T qualified (e.g., AT&TMPP) and non-qualified (e.g., AT&TNQPP and AT&T Mid Career Pension Plan) pension/retirement plan benefits (except the AT&T Long Term Savings Plan and AT&T Incentive Award Deferral Plan) are offsets to (i.e., subtracted from) the amount of the Individual Pension (payable to you and/or your surviving spouse). It is further understood and agreed that any payment under the Individual Pension made as a result of a Disability will be an offset (subtracted from) the Disability Allowance payable under the AT&T SMLTD&SP or successor plan.

Post-Retirement Benefits:

         If upon your termination of Company employment, you are eligible to receive an Individual Pension, you shall also be eligible, except as indicated in the following sentence, for such Post-Retirement Benefits as are then available (i.e., at your departure/Termination date) to Service Pension eligible Senior Managers. Any post-retirement benefit available to Service Pension eligible Senior Mangers which the Company is legally precluded from extending to non-Service Pensioners will not be part of your Post -Retirement Benefit package.

Other Provisions:

          "Cause" shall be defined as follows: (1) conviction (including a plea of guilty or nolo contendere) of a felony or any crime or theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company or (3) violation of AT&T's Code of Conduct.

          "Disability" shall be defined as being disabled after the first fifty-two week period following the onset of a physical or mental impairment as detailed in the AT&T Senior Management Long Term Disability and Survivor Protection Plan
(AT&T SMLTD&SP).

          "Good Reason" shall be defined as any termination of your Company employment, initiated by you prior to reaching your 52nd birthday, resulting from any of the following events which are not cured by the Company within 20 days of your giving the Company written notice thereof:

          a) A reduction in annual total compensation (i.e., annual base salary rate, target annual incentive, "Long Term Incentive" as valued below) to less than $2,267,000. For purposes of the prior sentence, the dollar value of your annual "Long Term Incentive" grants shall be determined by valuing Performance Shares, Performance Units, Stock Units, Restricted Stock, Restricted Stock Units, etc., at the market price when the Compensation Committee approves such grants, and assuming 100%

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                  performance  achievement  if  such  grants include performance criteria, and Stock Options and SARs will be valued at 30% of the market price of the shares or related shares when the Compensation Committee approves such grants, as applicable.

          b) The assignment to you, without your expressed written consent, of any duties inconsistent with, or, any substantial alteration in, your status or responsibilities as in effect as of the date of this Agreement.

          It is understood and agreed that until this Agreement becomes part of the public record (e.g. Proxy, 10K), you will not talk about, write about or otherwise publicize the terms or existence of this Agreement or any fact concerning its negotiation, execution or implementation. You may, however, discuss its contents with your spouse, legal and/or financial counselor.

          This Agreement is subject to the AT&T Non-Competition Guideline (Attachment B).

          The Special Benefits provided by this Agreement are made in lieu of all Company severance benefits and are conditioned upon you, within thirty days of your termination of Company employment, signing and not revoking, a Release and Agreement not to sue the Company. The form of this Release and Agreement will be that then (i.e., upon your Termination/retirement) in use for departing AT&T Senior Managers.)

          This Agreement  reflects the entire understanding  regarding the terms and conditions of the Special Benefits. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject.
Moreover, the Agreement shall not be amended or modified without specific written provision to that effect, signed by you and the Company. This Agreement is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T is by mutual consent ("Employment-at-Will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason. The Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without reference to any applicable conflict of law provisions. The incentive plans, as well as the employee and the Senior Management benefit plans, programs and practices (as may be mentioned in this Agreement), reflect their current provisions. The Company reserves the right to discontinue or modify any such plans, programs and practices at any time.

          At your or the Company's option, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after one party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the Presiding Judge of the Superior Court of any county in New Jersey for the appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral

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arbitrator shall be final,  conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. Both parties shall each bear all their own costs and attorney fees relating to any arbitration, except that the Company shall pay the costs of any arbitrator appointed hereunder.

          John, I am happy to present this special arrangement to you. It recognizes the extraordinary contribution you have made to our business. If you agree with the terms and conditions detailed above, please sign this Agreement in the space provided below and return the executed copy to me.


                                       Sincerely,








Attachments



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Acknowledged and Agreed to             Date
J. D. Zeglis